Exhibit 3 to 6-K February, 2003

                            TRIBAND ENTERPRISE CORP.
                                 (the "Company")
           Vancouver, BC February 4th, 2003. TSX Venture Symbol "TRD"
                              FOR IMMEDIATE RELEASE

                           AMENDED STOCK OPTION GRANT

The Company announced that it had amended a grant of incentive stock options on the 24th day of January to 300,000 incentive stock options to a President, a director and a consultant of the Company. This amendment was made in error. There will only be 200,000 incentive stock options granted to the President and a consultant of the Company, as reported in the original release of January 23, 2003.

These incentive options have an exercise price of $0.24 per share. The exercise price is based on the closing price of the Company's shares on the TSX Venture Exchange on January 22, 2003, less the allowable discount.

Mr. Freeman, President of the Company has previously exercised 200,000 incentive stock options granted to him in February of last year.

ON BEHALF OF THE BOARD
"Gary Freeman"
President

THE TSX Venture Exchange HAS NEITHER APPROVED NOR DISAPPROVED THE CONTENT OF THIS NEWS RELEASE

For further information, please contact Gary Freeman, President, (604) 331-0096.